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                                                                    EXHIBIT 99.1

CONTACT:                                                   FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


            BLYTH, INC. AFFIRMS THIRD QUARTER AND FULL YEAR EARNINGS
                   EXPECTATIONS; INCREASES CASH FLOW ESTIMATE
       Company Management Presented Today at The Wall Street Analyst Forum


GREENWICH, CT, USA, November 12, 2002: Blyth, Inc. (NYSE:BTH) a leader in the candles, home fragrance and giftware industry, reiterated today expectations that third quarter Earnings Per Share will be between $0.61 and $0.64 and that full fiscal year 2003 Earnings Per Share will be in excess of $2.00, prior to giving effect to the $0.10 per share impact of change in accounting principle effected by SFAS 142. Including the impact of change in accounting principle effected by SFAS 142, fiscal year 2003 Earnings Per Share are expected to be in excess of $1.90. Management's previous estimate of cash flow from operations of $110 million or higher for fiscal year 2003 has been increased to $125 million or higher due to continued improvements in working capital management. Management anticipates high single-digit sales growth for the full year, and capital expenditures will total approximately $20 million in fiscal year 2003.

Commenting on the Company's strong forecast, Robert B. Goergen, Blyth's Chairman of the Board and CEO, said, "Our outlook for solid earnings growth and higher, indeed record, cash flow is gratifying, particularly given the continued and significant weakness of the economies in our two largest markets, the United States and Germany. In an uncertain retail environment, a strong balance sheet and cash position allow us to enhance shareholder value on numerous fronts while we continue to invest in technological initiatives to increase efficiencies across our business units."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod(R), Colonial at HOME(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(R) and FilterMate(R) brands and to the Foodservice industry under the Ambria(R), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home decor and giftware

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products under the CBK(TM) brand, seasonal products under the Midwest of Cannon
Falls(R) and JMC Impact(TM) brands, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended July 31, 2002 totaled approximately $1,222 million.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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